UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 31, 2025

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Waiver and Consent with Respect to Credit Agreement

On July 31, 2025, Lazydays Holdings, Inc. (the “Company”) entered into a Limited Waiver and Consent with Respect to Credit Agreement (the “Waiver”), related to that certain Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended from time to time, the “Credit Agreement”) with Manufacturers and Traders Trust Company, as Administrative Agent (the “Administrative Agent”), the lenders party thereto (the “Lenders”), the Company and certain subsidiaries of the Company party thereto as loan parties. The Credit Agreement provides the Company with a floor plan credit facility (the “Floor Plan Credit Facility”).

The Waiver grants the Company temporary waivers of potential defaults or events of default resulting from the following: (a) the failure to make certain vehicle curtailment payments due on or about August 1, 2025; (b) the failure to make certain interest payments on July 31 and August 1, 2025; (c) the failure to repay certain loans outstanding under the Credit Agreement with certain net cash proceeds received in connection with the sale of the Company’s Tulsa, Oklahoma facility (the “Specified Tulsa Real Estate Net Proceeds”); (d) the inaccuracy of the Company’s solvency representation; and (e) certain cross-defaults under the Company’s mortgage with First Horizon Bank relating to the foregoing. The foregoing waivers apply for a period (the “Waiver Period”) beginning July 31, 2025 and lasting until the earlier to occur of (x) 11:59 P.M. (Eastern Time) on September 12, 2025 and (y) the failure of the Company or any other loan party to comply timely with any term, condition or covenant set forth in the Waiver or the occurrence of any other default or event of default under the Credit Agreement. At the end of the Waiver Period, the waivers described above will cease to be of any force or effect.

Pursuant to the Waiver, the Company deposited the Specified Tulsa Real Estate Net Proceeds into a blocked account maintained with and subject to the sole dominion and control of the Administrative Agent from which the Company has no rights of access or withdrawal (the “Cash Collateral Reserve”). The Administrative Agent and the Lenders may agree in their sole discretion to release funds from the Cash Collateral Reserve to the Company upon its written request. At the end of the Waiver Period, funds in the Cash Collateral Reserve may be applied to obligations outstanding under the Credit Agreement.

Among other covenants, the Waiver requires the Company to (i) by August 15, 2025, negotiate with the Administrative Agent to assist the Administrative Agent in developing and finalizing contingency procedures for the Company’s business and assets and deliver a contingency budget for the business and (ii) by August 22, 2025, either (x) deliver one or more indications of interest with respect to a transaction acceptable to the Administrative Agent and the Lenders pursuant to which the Company will raise new capital through one or more asset sales and/or debt or equity capital raises or (y) deliver to the Administrative Agent drafts of any initial filings the Company intends to make in connection with any potential action under applicable debtor relief laws.

The Waiver also permanently decreases the lenders’ aggregate commitments in respect of the Floor Plan Credit Facility from $245,000,000 to $225,000,000.

The foregoing description of the Waiver is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Limited Waiver and Consent with Respect to Credit Agreement, dated July 31, 2025, by and among LDRV Holdings Corp., the other loan parties party thereto, each of the lenders and Manufacturers and Traders Trust Company.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

August 1, 2025	By:	/s/ Ronald K. Fleming
Date		Ronald K. Fleming
Chief Executive Officer